Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS’ SECOND QUARTER 2010 NET SALES ROSE 12 PERCENT
--COMPANY RAISES FULL YEAR SALES GUIDANCE--

Long Beach, Calif. — August 5, 2010 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the second quarter and six months ended June 30, 2010.

Net sales in the second quarter of 2010 rose 11.6% to $28.9 million from $25.9 million in the second quarter a year ago, demonstrating continued strength in the Company’s business in the physician-dispensed market.

Gross profit was $22.7 million, or 78.5% of total net sales, in the second quarter of 2010, compared with $20.6 million, or 79.7% of total net sales, in the second quarter of 2009.  The lower gross margin percentage was primarily due to inventory reserves taken in the second quarter of 2010 that impacted gross profit by $0.5 million and a $0.2 million decrease in licensing fees.

Net income in the second quarter of 2010 totaled $3.1 million, or $0.14 per diluted share, up from $2.8 million, or $0.13 per diluted share, for the second quarter of 2009.  Net income was negatively impacted by legal fees of $1.3 million related to the lawsuit and arbitration demand filed by Zein Obagi and ZO Skin Health and, approximately $0.5 million of additional bad debt reserves and $0.2 million of additional inventory reserves, both of which were associated with non-performance of an international distributor.

Business Highlights of the Second Quarter and Subsequent Weeks:
•
Initiated the "Obagi for Life" new account seed program that had more than 220 potential accounts participating in July. The Company believes this program will result in strong new account growth in the third quarter.

•
Reorganized the previously dermatology-only specialty sales team to better focus on opportunities with non-dermatology physician specialties.  As a result of this action and the need for this sales team to focus on their expanded existing account base, the number of active accounts was relatively flat with the first quarter at approximately 6,350, which is up 7% from a year ago.

•	Introduced a new and improved Obagi-C© RX system, which helped grow the Vitamin C product segment by 38.5% versus last year

•	Achieved 10.0% growth in revenues for the Company’s core Nu-Derm product segment.

•	Finished the quarter with no outstanding debt and total cash and cash equivalents, including short-term investments, of $42.8 million. This represents a $3.0 million increase from last quarter.

•
Hired Greg Skover, PhD as Senior Vice President of R&D.   Greg has spent more than 20 years with Johnson & Johnson, primarily focused on aesthetic skin care.  He succeeds Judy Hattendorf who is retiring at the end of this year after nearly 11 years with the Company.

•	Re-launched Obagi’s patient education program, called “Inner Circle,” adding nearly 10,000 members and building Obagi’s data base of end users to nearly 60,000 people.

•
Published an article titled, "Meta-analysis comparing efficacy of benzoyl peroxide, clindamycin, benzoyl peroxide with salicylic acid, and combination benzoyl peroxide/clindamycin in acne" in the July issue of JAAD (The Journal of the American Academy of Dermatology). This article was important for the Company as it was the first ever publication in this prestigious journal featuring an Obagi product; in addition, the results once again substantiated the equal-to and/or superior clinical efficacy of CLENZIderm® versus leading prescription agents to treat acne.

Steve Carlson, Obagi Medical Products’ President and Chief Executive Officer, stated, “We are pleased to have delivered a double digit increase in sales during the second quarter of 2010.  As we look at the second half of the year, we remain confident that we will see continued sales growth, supported by a planned new product to be launched in the fourth quarter.  Although we have experienced higher costs due to legal expenses, which we expect will continue to increase, the core business is performing well and we remain optimistic about the future.”

For the Six Months Ended June 30, 2010 Compared to a Year Ago:
•	Net sales rose 12.5% to $54.6 million, compared with $48.5 million a year ago.

•	Gross profit was 78.9%, up from 78.8% a year ago.

•	Net income rose 43.7% to $5.0 million, or $0.23 per diluted share, compared with $3.5 million, or $0.16 per diluted share a year ago.

•	Cash and cash equivalents and short-term investments increased $6.9 million from December 31, 2009.

Introducing Third Quarter and Full-year 2010 Financial Guidance
Based on current market conditions and historical seasonality patterns for the Company, Obagi expects net sales between $26.5 and $27.5 million for the third quarter and $111 to $113 million for the fiscal year, which is an increase from prior guidance of $108 to $112 million.  Diluted earnings are expected to be between $0.09 and $0.11 per share for the third quarter and between $0.46 and $0.53 per share for the fiscal year.  The assumptions upon which this guidance is based include revenues from the planned new product launch in the fourth quarter and the assumption that legal fees associated with the Zein Obagi and ZO Skin Health matters will be approximately $2 million per quarter, or $0.05 to $0.06 per diluted share, for the remainder of the calendar year.  This would result in total legal related expenses for this matter of approximately $6.0 million for the year, or $0.16 per diluted share.

Conference Call Information
Obagi Medical will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial 877-407-9039 from the U.S. International callers can dial 201-689-8470.  A telephone replay will be available approximately two hours after the call concludes through Thursday, August 19, by dialing 877-660-6853 from the U.S., or 201-612-7415 for international callers, and entering account number 3055 and conference ID 354405. There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.
Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier to treat the most common and visible skin conditions in adults including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. The history of Obagi Medical's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C Rx (the first prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi Condition & Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; Obagi ELASTIderm® Décolletage System, 2008; the Obagi Rosaclear® System for rosacea, 2009; and Refissa™ Tretinoin Emollient Cream, 0.05%, 2009. Visit www.obagi.com for more information.

Forward Looking Statements
There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of,  and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products,  the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

# # #

Obagi Medical Products, Inc.
Consolidated Condensed Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$28,863	$25,874	$54,569	$48,494
Cost of sales	6,205	5,244	11,541	10,302
Gross profit	22,658	20,630	43,028	38,192
Selling, general and administrative expenses	16,473	14,770	32,644	30,240
Research and development expenses	994	1,287	2,002	2,378
Income from operations	5,191	4,573	8,382	5,574
Loss on dissolution of foreign subsidiary	(80)	—	(80)	—
Interest income	29	53	49	113
Interest expense	(2)	(18)	(5)	(36)
Income before provision for income taxes	5,138	4,608	8,346	5,651
Provision for income taxes	2,051	1,770	3,340	2,168
Net income	$3,087	$2,838	$5,006	$3,483

Net income attributable to common shares
Basic	$0.14	$0.13	$0.23	$0.16
Diluted	$0.14	$0.13	$0.23	$0.16

Weighted average common shares outstanding
Basic	21,982,815	22,013,728	21,948,035	22,029,214
Diluted	22,284,274	22,022,811	22,218,065	22,037,208

Obagi Medical Products, Inc.
Consolidated Condensed Balance Sheets
(Dollars in thousands, except share and per share amounts)

	June 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$40,090	$30,215
Short-term investments	2,750	5,743
Accounts receivable, net	22,165	24,240
Accounts receivable from related parties, net	45	97
Inventories, net	5,462	6,228
Prepaid expenses and other current assets	5,508	4,533
Total current assets	76,020	71,056
Property and equipment, net	3,977	4,689
Goodwill	4,629	4,629
Intangible assets, net	4,850	4,936
Other assets	2,073	2,180
Total assets	$91,549	$87,490
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,037	$7,864
Current portion of long-term debt	6	18
Accrued liabilities	4,392	6,065
Total current liabilities	11,435	13,947
Other long-term liabilities	1,532	1,555
Total liabilities	12,967	15,502
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,852,915 and 22,748,218 shares issued and 22,027,106
and 21,912,857 shares outstanding at June 30, 2010
and December 31, 2009, respectively	23	23
Additional paid-in capital	61,011	59,505
Accumulated earnings	22,896	17,890
Treasury stock, at cost; 811,031 shares at June 30, 2010
and December 31, 2009, respectively	(5,348)	(5,348)
Accumulated other comprehensive loss	—	(82)
Total stockholders' equity	78,582	71,988
Total liabilities and stockholders' equity	$91,549	$87,490

Segment information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$27,841	$24,636	$52,558	$46,497
Licensing	1,022	1,238	2,011	1,997
Net sales	$28,863	$25,874	$54,569	$48,494

Gross profit by segment
Physician-dispensed	$21,669	$19,424	$41,083	$36,257
Licensing	989	1,206	1,945	1,935
Gross profit	$22,658	$20,630	$43,028	$38,192

Geographic information
United States	$24,396	$20,985	$46,138	$40,213
International	4,467	4,889	8,431	8,281
Net sales	$28,863	$25,874	$54,569	$48,494

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales by product line
Physician-dispensed
Nu-Derm	$15,402	$14,002	$28,260	$25,909
Vitamin C	4,569	3,299	8,581	5,941
Elasticity	2,601	2,269	5,373	4,366
Therapeutic	1,963	2,086	3,578	4,790
Other	3,306	2,980	6,766	5,491
Total	27,841	24,636	52,558	46,497
Licensing	1,022	1,238	2,011	1,997
Total net sales	$28,863	$25,874	$54,569	$48,494